FORM 3

OMB APPROVAL/ OMB Number: 3235-0104

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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

Kelly, Kevin F.

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Last/First/Middle

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NEXIQ Technologies, Inc. 6405 Nineteen Mile Rd.

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Street

Sterling Heights, MI 48314

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City/State/Zip

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2. Date of Event Requiring Statement (Month/Day/Year)

December 3, 2001

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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

NEXIQ Technologies, Inc. (NEXQ:OTC)
(formerly known as WPI Group, Inc. (WPIC:OTC)

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5. Relationship of Reporting Person(s) to Issuer

(Check all applicable)

[ ] Director

[  ] 10% Owner

[X] Officer (give title below)

[ ] Other (specify below)

Treasurer

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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing

(Check all applicable)

[X] Form filed by One Reporting Person

[ ] Form filed by More than One Reporting Person

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TABLE I - Non-Derivative Securities Beneficially Owned

1. Title of Security (Inst. 4)	2. Amount of Securities Beneficially Owned (Instr. 4)	3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4. Nature of Indirect Onwership (Instr. 5)
No Securities Owned

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

FORM 3 (continued)

TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls,warrants, options, convertible securities)

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1. Title of Derivative Security (Instr. 4)	2. Date Exercisable and Expiration Date(Month/Day/Year)		3.Title and Amount of Securities Underlying Derivative Security (Instr.4)	4. Conversion or Exercise Price of Derivative Security	5.Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr.5)	6. Nature of Indirect Beneficial Ownership (Instr. 5)
	Date | Expiration Exercisable| Date	|Title|	Amount or Number of Shares
No Securities Owned

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 781f(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

/s/Kevin F. Kelly
** Signature of Reporting Person

Date: February 5, 2002